Exhibit 99.1

PaxMedica, Inc. Enters into Committed Equity Investment Agreement for up to $20 Million with Lincoln Park Capital

-Agreement Provides Flexible Funding on Path to NDA Submission for PAX-101-

Tarrytown, N.Y. November 17, 2022 - PaxMedica, Inc. (Nasdaq: PXMD), a clinical stage biopharmaceutical company focusing on the development of novel anti-purinergic drug therapies (“APT”) for the treatment of disorders with intractable neurologic symptoms, today announced that the Company has entered into a purchase agreement and registration rights agreement (together, the “Agreement”) for up to $20 million with Lincoln Park Capital Fund, LLC ("Lincoln Park").

Under the terms and conditions of the Agreement, including effectiveness of a related registration statement, the Company has the right, but not the obligation, to sell up to $20 million of its shares of common stock to Lincoln Park over a 30-month period, subject to certain limitations. Any common stock that is sold to Lincoln Park will occur at a purchase price that is determined by prevailing market prices at the time of each sale with no upper limits to the price Lincoln Park may pay to purchase the common stock. The Agreement does not contain any restrictions on the use of any of the proceeds and there are no financial covenants, participation rights, rights of first refusal, or penalties. There are no warrants, derivatives, financial or business covenants associated with the Agreement and Lincoln Park has agreed not to cause or engage in any direct or indirect short selling or hedging of the Company’s common stock. The Company issued common shares to Lincoln Park as consideration for Lincoln Park’s commitment to purchase the Company’s common stock under the Agreement. The Company intends to use the net proceeds from the sale of its common stock under the Agreement for working capital and general corporate purposes to support its growth.

Howard Weisman, Chief Executive Officer of PaxMedica, commented, “This financing affords us additional flexibility as we move toward completing manufacturing validation of intravenous suramin in preparation for NDA submission in late 2023 for the Human African Trypanosomiasis (brucei rhodesiense). The NDA, when submitted, is also expected to trigger an application for a Priority Review Voucher “(PRV”) which the company plans to monetize upon receipt.”

Further details relating to the Agreement and this transaction will be contained in the Current Report on Form 8-K the Company intends to file with the Securities and Exchange Commission (the “SEC”).

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock, nor shall there be any sale of shares of common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About PaxMedica

PaxMedica is a clinical stage biopharmaceutical company focusing on the development of anti-purinergic drug therapies (“APT”) for the treatment of disorders with intractable neurologic symptoms, ranging from neurodevelopmental disorders, including Autism Spectrum Disorder (“ASD”), to Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (“ME/CFS”), a debilitating physical and cognitive disorder believed to be viral in origin and now with rising incidence globally due to the long term effects of SARS-CoV-2 (“COVID-19”). One of PaxMedica’s primary points of focus is the development and testing of its lead program, PAX-101, an intravenous formulation of suramin, in the treatment of ASD and the advancement of the clinical understanding of using that agent against other disorders such as ME/CFS and Long COVID-19 Syndrome, a clinical diagnosis in individuals who have been previously infected with COVID-19.

Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements reflect our current view about future events. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or similar expressions. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and most recent quarterly reports and other filings with the U.S. Securities and Exchange Commission.

Contacts:

ir@paxmedica.com

Stephanie Prince

PCG Advisory

sprince@pcgadvisory.com

(646) 863-6341